Exhibit 99.3

August 10, 2015

Board of Directors,

Humana Inc.

500 West Main Street

Louisville, KY 40202

Re:	Registration Statement on Form S-4 of Aetna Inc., filed August 10, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 2, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Aetna Inc. (“Aetna”) and its affiliates) of the outstanding shares of common stock, par value $0.16 - 2/3 per share, of Humana Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 2, 2015, by and among Aetna, Echo Merger Sub, Inc., a direct, wholly owned subsidiary of Aetna, Echo Merger Sub, LLC, a direct, wholly owned subsidiary of Aetna, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY — Opinion of Humana’s Financial Advisor,” “RISK FACTORS,” “HUMANA PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AETNA PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE — Background of the Mergers,” “HUMANA PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AETNA PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE — Humana’s Reasons for the Mergers; Recommendation of the Humana Board of Directors that Humana Stockholders Adopt the Merger Agreement,” “HUMANA PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AETNA PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE — Opinion of Humana’s Financial Advisor” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other

Board of Directors,

Humana Inc.

August 10, 2015

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purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO